Exhibit 10.45

TEXT MARKED BY [* * *] HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this “Agreement”) is made and entered into by and between Apthera, Inc., a Delaware corporation having its principal offices at 8418 E. Shea Boulevard, Suite 100, Scottsdale, Arizona 85260 USA (the “Licensor”), and Kwangdong Pharmaceutical Co., Ltd., a company incorporated in Korea having its principal offices at 1577-4 Seocho-Dong, Seoul, Republic of Korea (the “Licensee”), with such foregoing entities also referred to hereafter individually as a “Party” or collectively as the “Parties.” The Agreement shall be effective as of the Effective Date.

WHEREAS, the Licensor is the owner of or otherwise controls the Licensed Intellectual Property (as defined below);

WHEREAS, Licensee desires to use, sell, offer for sale, and otherwise commercialize the products using the Licensed Intellectual Property within the Licensed Fields (as defined below);

WHEREAS, Licensee desires to acquire and the Licensor desires to grant to Licensee a license under the Licensed Intellectual Property; and

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Definitions.

1.1 Certain Definitions. The following terms shall have the following respective meanings:

“Affiliates” shall mean, with respect to any specified Person, a Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

“Agreement” shall have the meaning set forth in the Introduction hereof.

“Bankruptcy” of either Party shall mean any of the following events:

(a) Such Party is unable to pay its debts as they come due or such Party fails to have assets (both tangible and intangible) with a fair salable value in excess of the amount required to pay the probable liability on its respective existing debts for a period of more than ninety (90) days (“Insolvency”);

(b) The institution by such Party of proceedings to be adjudicated as bankrupt, or insolvent or the consent by such Party to the institution of bankruptcy or Insolvency proceedings against such Party or the filing by such Party of a petition or answer or consent seeking reorganization or release under any applicable law, or the consent by such Party to the filing of any such petition or the appointment of a receiver, liquidator, assignee, trustee, or other similar official of such Party, or of any substantial part of such Party’s property, or the making by such Party of an assignment for the benefit of creditors, or the taking of action by such Party in furtherance of any such action; or 8418 E. Shea Blvd., Suite 100, Scottsdale, AZ 85260 www.apthera.com

(c) The institution, consent, or the filing by (or against) such Party of any composition, reorganization, or bankruptcy liquidation proceedings under applicable law.

“Claims” shall mean any claim, action, arbitration, proceeding, review, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, informal, or threatened).

“Confidential Information” shall have the meaning set forth in the Mutual Confidential Disclosure Agreement.

“Disclosing Party” shall have the meaning set forth in the Mutual Confidential Disclosure Agreement.

“Effective Date” shall mean the date on which this Agreement is signed by the last Party to sign it.

“EMEA” shall mean the European Medicines Agency, and any successor thereto.

“FDA” shall mean the United States Food and Drug Administration, and any successor thereto.

“Field of Use” shall mean for the treatment of breast cancer.

“Indemnified Party” shall mean the Party seeking indemnification.

“Indemnifying Party” shall mean the Party indemnifying the Indemnified Party.

“Infringes” shall mean impairs, dilutes, misappropriates, or otherwise violates.

“Insolvency” shall have the meaning set forth in the definition of Bankruptcy hereof.

“Intellectual Property” shall mean all intellectual property rights of any nature or form of protection of a similar nature or having equivalent or similar effect to any of the foregoing, including, without limitation: (a) inventions, discoveries, processes, designs, techniques, developments, technology, and related improvements, whether or not patentable; (b) United States patents, patent applications, divisional s, continuations, reissues, renewals, registrations, confirmations, re-examinations, certificates of inventorship, extensions, and the like, and any provision applications of any such patents or patent applications, and any foreign or international equivalent of any of the foregoing; (c) any word, name, symbol, color, designation, or device or any combination thereof, including, without limitation, any United States or pending trademark, trade dress, service mark, service name, trade name, brand name, logo, domain name, or business symbol, and any foreign or international equivalent of any of the foregoing and all goodwill associated therewith; (d) any work, whether or not registered in the United States or elsewhere, that incorporate, is based upon, derived from, or otherwise uses any intellectual property, including, without limitation, mechanical and electronic design drawings (including, without limitation, computer-aided design files), specification, software (including, without limitation, documentation and object and source code listing), processes, technical or engineering data, test procedures, schematics, writings, materials, products, artwork, packaging and advertising materials; and (e) technical, scientific, and other know-how and information, trade secrets, knowledge, technology, means, methods, processed, practices, formulas, assembly procedures, computer programs, apparatuses, specifications, books, records, production data, publications, databases, reports, manuals, data and results, in written, electronic, or any other form not known or hereafter developed.

“KFDA” shall mean the Korea Food & Drug Administration and any successor thereto.

“Licensee” shall have the meaning set forth in the Introduction hereof.

“Licensee Financial Records” shall have the meaning set forth in Section 3.4 hereof.

“Licensee Indemnities” shall mean Licensee and its directors, officers, employees, Affiliates and agents.

“Licensed Intellectual Property” shall mean any and all Intellectual Property related to the Licensed Products as set forth on Exhibit B attached hereto, as may be amended from time to time by the mutual written agreement of the Parties.

“Licensed Products” shall mean any product which: (a) in the absence of the license granted in Section 2 hereof would infringe any of the Licensed Intellectual Property; or (b) is made, at least in part, using any of the Licensed Intellectual Property.

“Licensed Territory” shall mean the Republic of Korea.

“Licensor” shall have the meaning set forth in the Introduction hereof.

“Licensor Indemnitees” shall mean the Licensor and its directors, officers, employees, Affiliates and agents.

“Losses” shall mean all Claims, losses, liabilities, damages, costs, obligations, assessments, penalties and interest, demands and expenses (including, without limitation, actual attorneys’ fees), whether direct or indirect, known or unknown, absolute or contingent (including, without limitation, settlement costs and any legal, accounting and other expenses for investigation or defending any Claims).

“Mutual Confidential Disclosure Agreement” shall mean that certain Mutual Confidential Disclosure Agreement entered into by and between the Licensor and Licensee, dated April 2, 2009 attached hereto as Exhibit A.

“Net Sales” shall mean Licensee’s invoice price for the sale of all Licensed Products, less those taxes, duties, refunds, exchanges, promotional give-aways and shipping charges actually incurred by Licensee and separately stated on such invoice.

“Party” or “Parties” shall have the meaning set forth in the Introduction hereof.

“Persons” shall mean any individual, partnership, firm, corporation, association, trust, unincorporated organization, or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d) of the Securities Exchange Act of 1934, as amended.

“Phase III Clinical Trial” shall mean a clinical trial as defined in 21 C.F.R. 312.21(c), as may be amended from time to time, or any foreign equivalent thereto. A Phase III Clinical Trial shall be deemed to have been initiated when the first patient is dosed in such Phase III Clinical Trial.

“Quarterly Net Sales Report” shall have the meaning set forth in Section 3.5 hereof.

“Receiving Party” shall have the meaning set forth in the Mutual Confidential Disclosure Agreement.

“Regulatory Authority” shall mean, with respect to any particular country, territory or union, the governmental authority, body, commission, agency or other instrumentality of such country, territory or union with the primary responsibility for the evaluation or approval of pharmaceutical products before such pharmaceutical product may be tested, marketed, promoted, distributed or sold in such country, including such governmental bodies that have jurisdiction over the pricing of such pharmaceutical product. The term “Regulatory Authority” includes the KFDA, the FDA, and the European Agency for the Evaluation of Medicinal Products or EMEA

“Reimbursement approval” shall mean the approval received for any Licensed Product to be reimbursed by insurance. Once a Licensed Product is approved for reimbursement by insurance, the royalty rate for Reimbursable Net Sales shall apply to the Licensed Product.

“Reimbursable Net Sales” shall mean the Net Sales for any Licensed Products that have been approved for reimbursement by insurance.

“Non-reimbursable Net Sales” shall mean the Net Sales for any Licensed Products that have not been approved for reimbursement by insurance.

“Royalties” shall have the meaning set forth in Section 3.3 hereof.

“Term” shall have the meaning set forth in Section 12.1 hereof.

2. License Grant.

2.1 Grant of License. Subject to the terms and conditions of this Agreement, the Licensor grants to Licensee and its Affiliates an exclusive, non-transferable license, limited to the Licensed Territory and Field of Use, to the Licensed Intellectual Property to use, sell, offer for sale, or otherwise commercially exploit the Licensed Products supplied by Licensee within the Licensed Territory and Field of Use for the Term of this Agreement.

2.2 Right to Sub-license. Licensee shall not have the right to sub-license any of the Licensed Intellectual Property in accordance with Section 2.1 hereof without Licensor’s prior written consent and Licensor’s consent shall not be unreasonably withheld.

2.3 Reservation of Rights. All rights in any Licensed Intellectual Property not granted by the Licensor to Licensee in Sections 2.1 and 2.2 hereof are expressly reserved to the Licensor and no additional licenses are granted or implied hereunder.

3. Consideration and Reporting.

3.1 Equity Investment. Licensee shall make a [***] U.S. dollar ($[***]) equity investment in Licensor payable as follows:

(a) a [***] U.S. dollar ($[***]) investment in Series B-1 Preferred Equity Offering to be paid within fifteen (15) days after the Effective Date of the Agreement, and

(b) a four hundred thousand U.S. dollar ($400,000.00) investment to be paid within thirty (30) days from the date that the first patient is dosed in a Phase III clinical study with the investment to be made in Licensor’s then current preferred equity offering; provided that the conditions of the aforesaid preferred equity offering shall be at least senior to or on parity with the conditions of the Licensor’s most senior preferred equity at that time.

3.2 Milestone Payments. Licensee agrees to pay Licensor the following milestone payments:

(a) [***] U.S. dollars ($[***]) to be paid within thirty (30) days of receiving reimbursement approval in the Licensed Territory,

(b) [***] U.S. dollars ($[***]) to be paid within thirty (30) days after Licensee achieves [***] U.S. dollars ($[***]) in Net Sales of all Licensed Products, and

(c) [***] U.S. dollars ($[***]) to be paid within thirty (30) days after Licensee achieves [***] U.S. dollars ($[***]) in Net Sales of all Licensed Products.

3.3 Royalties. Licensee shall pay and the Licensor shall receive the following percents of the Net Sales of all Licensed Products in the Licensed Territory for the Term of this Agreement (the “Royalties”):

(a) for the first [***] U.S. dollars ($[***]) in Net Sales, Licensor shall receive [***] ([***]%) of Reimbursable Net Sales and [***] ([***]%) of Non-reimbursable Net Sales,

(b) for Net Sales over [***] U.S. dollars ($[***]) and up to [***] U.S. dollars ($[***]), Licensor shall receive [***] percent ([***]%) of Reimbursable Net Sales and [***] percent ([***]%) of Non-reimbursable Net Sales,

(c) for Net Sales over [***] U.S. dollars ($[***]), Licensor shall receive [***] percent ([***]%) of Reimbursable Net Sales and [***] percent ([***]%) of Non-reimbursable Net Sales.

The Royalties due under this Section 3.3 shall be paid within sixty (60) days after the end of the then-current quarter.

3.4 Financial Records and Auditing. Licensee shall, during the Term of this Agreement and for a period of one (1) fiscal year thereafter, keep and maintain financial statements and records relating exclusively to the subject matter of this Agreement solely for the purposes of confirming the Net Sales of the Licensed Products to be reported according to Section 3.5 hereof (the “Licensee Financial Records”). The Licensor, through an independent certified public accountant (provided that such independent certified public accountant is not compensated on a contingency basis), subject to a written non-disclosure agreement with Licensee, shall have the right, during normal business hours and upon ten (10) days advance written notice to Licensee, and no more often than once per calendar year, to inspect the Licensee Financial Records. Licensee shall have the right to have a representative present at all such inspections. The Licensor warrants that all such audits shall be carried out in a manner calculated not to unreasonably interfere with Licensee’s conduct of business. Further, such certified public accountant agrees to comply with all of Licensee’s safety and security requirements during any visits to Licensee’s facilities. The cost of such inspection or audit shall be borne by the Licensor, unless such inspection or audit reflects a discrepancy adverse to the Licensor of five percent (5%) or more in the Net Sales reported by Licensee. In the event that the inspection or audit reveals a discrepancy adverse to the Licensor of five percent (5%) or more in the Net Sales reported by Licensee in accordance with this Agreement, Licensee shall be responsible for the reasonable costs of such inspection or audit. The Licensor acknowledges that the Licensee’s Financial Records contain confidential trade information. Neither the Licensor nor its representatives shall at any time communicate to others or use any facts or information obtained as a result of such inspection or audit of the Licensee Financial Records. Under no circumstances shall such independent certified public accountant provide the Licensor with any information regarding the identity of Licensee’s customers or provide the Licensor with any copies of Licensee’s customer lists. The Licensor’s right to inspect the Licensee Financial Records shall be limited to the current year for which Net Sales of the Licensed Products are to be reported are payable and the immediately preceding one (1) fiscal year period. Notwithstanding anything in this Agreement to the contrary, such audit right shall extend only one (1) fiscal year beyond termination of this Agreement.

3.5 Quarterly Reports. During the Term of this Agreement and for any calendar quarter in which Licensee or its Affiliates have made any sales of the Licensed Products, Licensee shall, within thirty (30) days after the end of each such calendar quarter, furnish to the Licensor a written report showing the Net Sales of the Licensed Products during such quarter (the “Quarterly Net Sales Report”) including the following specific information: (a) total Net Sales of the Licensed Products broken down into Reimbursable Net Sales and Non-reimbursable Net Sales categories as may be reasonably requested by the Licensor, and sufficient documentation to demonstrate the calculation of such Net Sales; (b) the exchange rates used in determining the Net Sales in United States dollars; and (c) a comparison of forecast to actual sales of the Licensed Products, as customarily done by Licensee.

3.6 Payments. All payments due pursuant to this Agreement shall be made in United States dollars. Any payments due pursuant to this Agreement unpaid within the time period set forth in the corresponding Section shall bear interest at the rate of one and one-half percent (1.5%) per month or the highest amount permitted by law, whichever is lower, from the date when such payment was due until payment in full, with interest, is made.

3.7 Withholding Taxes. Licensee shall make the payment of the milestone and royalty payments owed to Licensor (defined in Sections 3.2 and 3.3) after deduction of withholding taxes that are imposed on such payments under the laws of the Licensed Territory and any of the bi-lateral tax treaties to which the government of the Licensed Territory is a party. Licensee shall notify Licensor of any such withholding taxes and the Parties shall cooperate to receive any benefits under any double taxation treaty.

4. Ownership of Intellectual Property.

4.1 Ownership of Licensed Intellectual Property. Licensee acknowledges and agrees, by and between the Parties, that the Licensor shall own all right, title and interest in and to the Licensed Intellectual Property and Licensee shall have no rights thereto beyond the licenses granted in Sections 2.1 and 2.2 hereof.

4.2 Ownership of Improvements to Licensed Intellectual Property. Licensee acknowledges and agrees, by and between the Parties, that Licensor shall own all right, title and interest in and to any improvements in the Licensed Intellectual Property regardless of which Party contributed to the improvements. Licensor agrees to grant to Licensee and its Affiliates an exclusive, non-transferable license, limited to the Licensed Territory and Field of Use, to any such improvements in the Licensed Intellectual Property in accordance with the same terms and conditions that apply to the licensed Intellectual Property.

5. Prosecution and Maintenance of Intellectual Property.

5.1 Prosecution and Maintenance of Licensed Intellectual Property. The Licensor shall prosecute and maintain the Licensed Intellectual Property. The Licensor shall be responsible for all costs, fees and other expenses related to such prosecution and maintenance (including, without limitation, outside counsel fees, patent, trademark and copyright office fees, annuities and maintenance fees) with respect to any Licensed Intellectual Property. The Licensor shall file, prosecute and maintain the Licensed Intellectual Property, at the Licensor’s sole cost. The Licensor shall keep Licensee advised as to all material developments with respect to all registrations and applications filed, prosecuted and maintained under this Section 5.1.

6. Product Development and Clinical Trials.

6.1 Costs and Participation. Licensor shall be responsible for all product development costs and all costs for clinical trials, and recruit enough patients for filing with Regulatory Authorities in the Licensed Territory. Licensee shall advise on regulatory aspects related to clearance of the sale of any Licensed Product in the Licensed Territory and Licensee shall participate in Phase III clinical trials in the Licensed Territory at sites mutually agreed upon by the Parties.

6.2 Information and Data used for Regulatory Purposes. Licensor shall deliver to Licensee documents, information and data which are and will remain in Licensor’s possession and owned or controlled by Licensor and its Affiliates, which Licensor deems may be reasonably needed by Licensee in developing, registering, and marketing the Licensed Product in the Licensed Territory. During the term of this Agreement, Licensor shall from time to time inform Licensee of new information which Licensor may deem to be useful for Licensee in the development and sale of the Licensed Product in the Licensed Territory.

7. Cost and Supply of Licensed Product.

7.1 Cost. Licensor shall supply Licensee with Licensed product known as the commercial product NeuVax (E75 peptide in combination with GM-CSF) as a packaged finished product at a price not to exceed [***] U.S. dollars ($[***]) per dose under the terms of a Supply Agreement to be agreed upon by both Parties after the Licensed Product NeuVax is approved for sale in the Licensed Territory. This price can be adjusted for inflation on an annual basis based on rates set by the U.S. Bureau of Labor Statistics. If an adjuvant biologically similar to GM-CSF becomes available and approved to be packaged with E75, Licensor will supply such packaged product to Licensee at Licensor’s cost plus [***] ([***]%) of Licensor’s costs, provided that the sale of the commercial product NeuVax has been launched by Licensee in the Licensed Territory for a period of at least five (5) years.

7.2 Supply. Licensor agrees to supply Licensee with the Licensed Product having more than 90% of shelf life remaining, within 3 months after its acceptance of the orders. Licensor shall guarantee the Licensed Product was manufactured in a qualified GMP facility of Licensor or any of its subcontractors.

8. Representations, Warranties and Covenants.

8.1 Representations and Warranties.

(a) The Licensor’s Representations and Warranties. The Licensor represents and warrants as follows:

(i) The Licensor has all necessary legal power, right and authority to enter into and perform its obligations under this Agreement and has taken all necessary corporate action under the laws of the State of Delaware and its certificate of incorporation and bylaws to authorize the execution of this Agreement and the consummation of the transactions contemplated hereunder.

(ii) No Claim has been brought or is threatened by any third party with respect to any Licensed Intellectual Property that alleges that such Licensed Intellectual Property Infringes the rights of any third party.

(iii) The Licensor has not threatened or initiated any Claim against any third party alleging that such third party Infringes any Licensed Intellectual Property.

(iv) The Licensor has taken all reasonable measures to protect and preserve the security, confidentiality and value of all Licensed Intellectual Property, including, without limitation, trade secrets and other Confidential Information.

(v) The Licensor has not previously granted any rights to any third party that are inconsistent with the rights granted to Licensee under this Agreement.

(b) Licensee’s Representations and Warranties. Licensee represents and warrants that Licensee has all necessary legal power to enter into and perform its obligations under this Agreement and has taken all necessary corporate action under all applicable Korean laws and its certificate of incorporation and bylaws to authorize the execution of this Agreement and the consummation of the transactions contemplated hereunder.

8.2 Covenants.

(a) The Licensor’s Covenants. The Licensor covenants as follows:

(i) The Licensor will comply with all applicable laws and regulations with respect to the Licensed Intellectual Property, the Licensed Products, and this Agreement.

(ii) The Licensor will take every reasonable action to preserve the security, confidentiality and value of all Licensed Intellectual Property.

(iii) The Licensor will ensure that all of its employees, consultants, or agents involved in creation of the Licensed Intellectual Property on behalf of the Licensor shall assign to the Licensor all of their right, title and interest in and to such Licensed Intellectual Property.

(iv) The Licensor will not grant for the Term of this Agreement any rights to any third party that are inconsistent with the rights granted to Licensee under this Agreement.

(v) The Licensor will collaborate with the Licensee in good faith if the Licensee requests any supports for the successful marketing of the Licensed Products in the Licensed Territory.

(b) Licensee’s Covenants. Licensee covenants that it will comply with all applicable laws and regulations with respect to the Licensed Intellectual Property and the Licensed Products.

8.3 DISCLAIMER. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 8 HEREOF, NO PARTY MAKES ADDITIONAL WARRANTIES, REPRESENTATIONS, OR COVENANTS EXPRESS, IMPLIED, OR STATUTORY AS TO ANY OTHER MATTER WHATSOEVER.

9. Infringement.

9.1 Notice of Infringement. Each Party shall immediately notify the other Party in writing of any known or alleged infringement(s) of the Licensed Intellectual Property and the Licensed Products and shall immediately inform the other Party of any evidence of any such infringement(s).

9.2 Enforcement of Licensed Intellectual Property. The Licensor shall have the first right, but not the obligation, to enforce any of the Licensed Intellectual Property against any third party. Licensee agrees to join as a party plaintiff in any Claim initiated by the Licensor if requested by the Licensor, at the sole cost of the Licensor, and Licensee shall provide the Licensor all assistance the Licensor may reasonably request in any such Claim, at the sole cost of the Licensor. In the event that the Licensor fails or decides not to enforce such Licensed Intellectual Property within thirty (30) days after written notice of such possible infringement, the Licensor shall give Licensee written notice of the decision or failure to take action and Licensee shall have the right, but not the obligation to undertake such Claim in its own name, on its own behalf, and at its own cost; provided, however, that the Licensor shall join as a party plaintiff in any such Claim initiated by Licensee if requested by Licensee, at the equal share of the cost of Licensor and Licensee, and the Licensor shall provide Licensee all assistance Licensee may reasonably request in any such Claim, at the equal share of the cost of Licensor and Licensee.

9.3 No Settlement. Notwithstanding anything in this Agreement to the contrary, under no circumstances shall either Party settle or resolve any Claims of or by the Licensed Intellectual Property and/or the Licensed Products without the express written consent of the other Party, of which such consent shall not be unreasonably withheld, delayed, or conditioned.

10. Indemnification.

10.1 Indemnification by Licensor. The Licensor shall defend, indemnify and hold harmless Licensee Indemnitees from and against any and all Losses which any Licensee Indemnitee may suffer or incur by reason of:

(a) Any breach by the Licensor of any of its representations, warranties, agreements, or covenants contained in this Agreement or by the willful misconduct of the Licensor, including, without limitation, by way of any misappropriation, willful misstatement, or fraud on any government authority;

(b) Any third party Claim of harm or injury arising out of, related to, or in connection with a product recall or the manufacture of the Licensed Products that is attributable to any Licensed Product provided by Licensor.

10.2 Indemnification by Licensee. Licensee shall defend, indemnify and hold harmless the Licensor Indemnitees from and against any and all Losses, which any Licensor Indemnitee may suffer or incur by reason of:

(a) Any breach by Licensee of its representations, warranties, agreements, or covenants contained in this Agreement or by the willful misconduct of Licensee, including, without limitation, by way of any misappropriation, willful misstatement, or fraud on any government authority.

10.3 Indemnification Procedures.

(a) The Indemnified Party pursuant to this Article 10 shall promptly notify the Indemnifying Party, in writing, of such Claim describing such Claim in reasonable detail; provided, however, that the failure to provide such written notice shall not affect the obligations of the Indemnifying Party unless and only to the extent it is actually prejudiced thereby.

(b) The Indemnifying Party shall have a right within thirty (30) days after receipt of such written notice to take control, through counsel of its own choosing (but reasonably acceptable to the Indemnified Party) and at its own cost, the settlement, or defense thereof unless: (i) the Indemnifying Party is also a party to the proceeding and the Indemnified Party determines in good faith that joint representation would be inappropriate; or (ii) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of its financial capacity to defend such proceeding, and provide indemnification with respect thereto. The Indemnifying Party shall not, without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld, delayed, or conditioned), settle or compromise any Claim, unless such settlement or compromise includes an unconditional release of the Indemnified Party. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days after the receipt of written notice of a Claim of indemnity hereunder that it elects to undertake the defense thereof, the Indemnified Party shall have the right to contest, settle, or compromise the Claim but shall not pay or settle any such Claim without the consent of the Indemnifying Party (which consent shall not be unreasonably withheld, delayed, or conditioned).

(c) The Indemnifying Party and the Indemnified Party shall cooperate fully in all aspects of any investigation, defense, pre-trial activities, trial, compromise, settlement, or discharge of any Claim in respect of which indemnity is sought pursuant to this Article 10, including, without limitation, providing the other Party with reasonable access to employees and officers (including, without limitation, as witnesses) and other information. The remedies provided in this Article 10 shall not be exclusive of or limit any other remedies that may be available to the Indemnified Parties.

(d) The Indemnifying Party shall reimburse the Indemnified Party for all Losses within five (5) days of receipt of written notice from the Indemnified Party setting forth the amount of such Losses. The Indemnified Party shall also have a right to offset such Losses against any payment due to the Indemnifying Party.

11. Confidential Information.

11.1 Confidential Information Generally. The existence and terms and conditions of this Agreement are confidential, and neither Party may make any disclosures regarding this Agreement without the express prior written consent of the other Party, except:

(a) As may be required by law or legal process;

(b) During the course of litigation so long as the disclosure of such terms and conditions are restricted in the same manner as is the confidential information of other litigating parties and so long as: (i) the restrictions are embodied in a court-entered protective order; and (ii) the Disclosing Party informs the Receiving Party in writing in advance of the disclosure; or

(c) In confidence to its legal counsel, accountants, banks and financing sources and their advisors solely in connection with complying with financial transactions.

11.2 Restrictions on Confidential Information.

(a) The Receiving Party agrees not to disclose any Confidential Information of the Disclosing Party and to maintain such Confidential Information in strictest confidence, to take all reasonable precautions to prevent its unauthorized dissemination and to refrain from sharing any or all of the information with any third party for any reason whatsoever except as required by court order, both during and after the Term of this Agreement. Without limiting the scope of this duty, the Receiving Party agrees to limit its internal distribution of the Confidential Information of the Disclosing Party only on a “need to know” basis solely in connection with the performance of this Agreement, and to take steps to ensure that the dissemination is so limited.

(b) The Receiving Party agrees not to use the Confidential Information of the Disclosing Party for its own benefit or for the benefit of any third party other than in accordance with the terms and conditions of this Agreement.

(c) All the Licensor’s Confidential Information remains the sole property of the Licensor and all Licensee’s Confidential Information remains the sole property of Licensee.

(d) Upon written request of the Disclosing Party, or upon the expiration or other termination of this Agreement for any reason whatsoever, the Receiving Party agrees to return to the Disclosing Party all such provided Confidential Information, including, without limitation, all copies thereof.

11.3 Survival. The obligations set forth in this Article 11 shall apply throughout the Term of this Agreement and for a period of five (5) years after the termination or expiration of this Agreement or any extensions hereof.

12. Term and Termination.

12.1 Term. This Agreement shall commence on the Effective Date, and, unless extended by the mutual written agreement of the Parties (and then only upon the terms and conditions set forth herein) or sooner terminated in accordance with Section 12.2 hereof, shall continue for a period of 15 years from the launch of the sale of any Licensed Product in the Licensed Territory or until the expiration or invalidation of the last valid claim in the Licensed Intellectual Property in the Licensed Territory, whichever occurs later (the “Term”). This Agreement shall be automatically renewed thereafter on a yearly basis, unless terminated pursuant to the terms of this Agreement.

12.2 Early Termination. Upon the occurrence of any of the following, this Agreement may be terminated by:

(a) Either Party immediately upon written notice to the other Party if the other Party breaches any material provision of this Agreement and such breach is: (i) incapable of cure; or (ii) capable of cure, but not cured within ninety (90) days of the breaching Party’s receipt of written notice of such default from the non-breaching Party.

(b) Either Party immediately upon the Bankruptcy of the other Party.

(c) The Licensor immediately if Licensee does not pay the Consideration as described in Article 3 hereof within ninety (90) days of the Licensor’s written notice of such non-payment.

(d) The Licensee if no Licensed Product is approved for sale in the Licensed Territory.

(e) Mutual written agreement of the Parties.

12.3 Effect of Early Termination: Upon expiration or early termination of this Agreement by the Licensor or Licensee pursuant to Section 12.2 hereof, the rights granted hereunder shall immediately terminate; provided, however, that Licensee shall be permitted to use the Licensed Intellectual Property for a period of three (3) months to complete deliveries on contracts in force as of the date of termination, to sell and to otherwise dispose of any existing inventory of the Licensed Products provided under this Agreement.

12.4 Survival. Expiration or early termination of this Agreement shall not relieve either Party of its obligations incurred prior to the expiration or early termination. The following provisions shall survive expiration or early termination of this Agreement or of any extensions thereof for a period of five (5) years or for such period of time as indicated in the surviving provision: Sections 4, 8, 10, 11, 13 hereof, Section 12.3 hereof and this Section 12.4.

13. Miscellaneous.

13.1 Notices. All notices, requests, demands and other communications required to or permitted to be given under this Agreement shall be in writing and shall be conclusively deemed to have been delivered: (a) when hand delivered to the other Party; (b) when received when sent by facsimile at the address and number set forth below (provided, however, any notice given by facsimile shall be deemed received on the next business day if such notice is received after 5:00 p.m. recipient’s time, or on a non-business day); (c) three (3) business days after the same have been deposited in a United States post office with first class or certified mail return receipt requested postage prepaid and addressed to the Parties as set forth below; or (d) the next business day after the same have been deposited with a nationally recognized overnight delivery service (i.e., Federal Express, DHL, or United Parcel Service) postage prepaid, addressed to the Parties as set forth below with next business-day delivery guaranteed. For the purposes of this Agreement, the delivery addresses of the Parties are:

If to the Licensor:

Apthera, Inc.

8418 E. Shea Boulevard

Suite 100

Scottsdale, Arizona 85260

USA

Attention: Robert E. Kennedy, CFO

Phone: (480) 348-9705

Facsimile: (480) 348-9709

If to Licensee:

Kwangdong Pharmaceutical Co., Ltd.

1577-4 Seocho-Dong

Seoul, Republic of Korea

Attention: [Bo Hyung Lee, Director]

Phone: [82-2-2025-1360]

Facsimile: [82-2-2025-1350]

Each Party shall make an ordinary, good faith effort to ensure that it will accept or receive notices that are given in accordance with this Section 11.1, and to ensure that the receiving Party actually receives such notice. A Party may change or supplement the addresses given above, or designate additional addresses by giving the other Party written notice of the new address in the manner set forth above. Any correctly addressed notice that is refused, unclaimed, or undeliverable because of an act or omission of the Party to be notified shall be deemed effective as of the first date that said notice was refused, unclaimed, or deemed undeliverable by the postal authorities, messenger, or overnight delivery service.

13.2 Entire Agreement. This Agreement, together with any exhibits and schedules attached hereto and incorporated herein by this reference, and any other agreements entered into pursuant to this Agreement, constitute the entire agreement between the Parties pertaining to the subject matter contained herein, and supersede all prior or contemporaneous agreements, representations and understandings of the Parties.

13.3 Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to either Party upon any breach or default under this Agreement shall impair any such right, power, or remedy of such Party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of either Party of any breach or default under this Agreement, or any waiver on the part of either Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing or as provided in this Agreement. All remedies, either under this Agreement or by law or otherwise afforded to either Party, shall be cumulative and not alternative.

13.4 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the Parties intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible to be valid and enforceable.

13.5 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with the internal laws of the State of Arizona without regard to its conflict of laws provisions. The Parties expressly and irrevocably consent to the exclusive personal jurisdiction and venue of the federal courts sitting within the County of Maricopa, Arizona, unless no federal subject matter jurisdiction exists, in which case the Parties consent to the exclusive jurisdiction and venue in the Superior Court of Maricopa County, Arizona. The Parties expressly waive all defenses of lack of personal jurisdiction and forum non conveniens with respect to the federal and state courts sitting within the County of Maricopa, Arizona.

13.6 Commercial Impracticability. No Party shall be liable for any failure to perform its obligations in connection with any action described in this Agreement, only if such failure directly results from and is caused by any act of God, riot, war, terrorist attack, civil unrest, flood, earthquake, or other causes beyond such Party’s reasonable control, excluding a Party’s financial condition or negligence.

13.7 Successors and Assigns; No Third Party Beneficiaries. Neither this Agreement nor any of the rights or obligations arising under this Agreement may be assigned or transferred by either Party, in whole or in part, without the prior written consent of the other Party, and any attempted assignment or transfer without such written consent shall be of no force or effect.

13.8 Entire Agreement; Amendment. Neither this Agreement nor any term hereof may be amended, waived, discharged, or terminated other than by a written instrument signed by the Party against whom enforcement of any such amendment, waiver, discharge, or termination is sought.

13.9 Construction; Headings. The article, section and subsection headings in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement. The language of this Agreement shall be construed simply and according to its fair meaning, and shall not be construed for or against any Party hereto as a result of the source of its draftsmanship.

13.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one instrument. Signatures transmitted electronically or by facsimile will be deemed original signatures.

13.11 Independent Contractor. Each Party is an independent contractor and is not and shall not be deemed to be the legal representative or agent of the other Party for any purpose whatsoever, and neither Party is authorized by the other Party to transact business, incur obligations (express or implied), bill goods, or otherwise act in any manner, in the name or on behalf of the other Party, or to make any promise, warranty, or representation in the name or on behalf of the other Party except as permitted in this Agreement.

13.12 Injunctive Relief and Equitable Relief. The Parties acknowledge that a breach of any of the provisions set forth in Article 11 hereof shall result in irreparable and continuing damage for which there shall be no adequate remedy at law, and the non-breaching Party shall be entitled to injunctive relief and/or a decree for specific performance, and such other relief as may be proper (including, without limitation, monetary damages if appropriate).

13.13 Further Assurances. Each Party hereto shall promptly execute and deliver such further instruments and take such further actions as any other Party hereto may reasonably require or request in order to carry out the intent of this Agreement and to consummate the transactions contemplated hereby.

[The remainder of this page has been intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the Effective Date.

APTHERA, INC.

By:	/s/ Robert E. Kennedy
Name:	Robert E. Kennedy
Title:	CFO
Date:	April 22, 2009

KWANGDONG
PHARMACEUTICAL CO., LTD.

By:	/s/ Soo Boo Choi
Name:	Soo Boo Choi
Title:	Chairman
Date:	April 30, 2009

EXHIBIT A

Non-Disclosure Agreement

MUTUAL CONFIDENTIAL DISCLOSURE AGREEMENT

This MUTUAL CONFIDENTIAL DISCLOSURE AGREEMENT (hereinafter referred to as “Agreement”), effective as of the 2nd day of April, 2009 (the “Effective Date”), is made by and between:

Kwangdong Pharmaceutical Co., Ltd., a Korean corporation having its principal offices at 1577-4 Seocho-Dong, Seoul, Republic of Korea, hereinafter referred to as “COMPANY”

and

Apthera, Inc., a Delaware corporation having its principal place of business at 8418 Shea Blvd., Suite 100, Scottsdale, Arizona 85260-6667, hereinafter referred to as “Apthera”

Hereinafter sometimes individually referred to as ‘Party’ and collectively as ‘Parties’. The party disclosing the Information shall hereinafter referred to as the ‘Disclosing Party’ and the party receiving such Information shall be referred to as the ‘Receiving Party’

WITNESSETH

WHEREAS, Apthera and COMPANY wish to discuss a potential business, scientific and/or technical relationship between them (hereinafter referred to as the “Purpose”); and

WHEREAS, during the course of such discussions, it may become desirable or necessary for the Parties hereto to disclose to each other certain technical, commercial or business information of a proprietary or confidential nature (hereinafter referred to as “Confidential Information”); and

WHEREAS, Parties hereto are willing to provide for the conditions of such disclosure of Confidential Information and the rules governing the use and the protection thereof;

NOW, THEREFORE, Apthera and COMPANY, intending to be legally bound, hereby agree as follows:

1.	As used in this Agreement the term “Confidential Information” shall mean all information including, where appropriate and without limitation, licenses, business plans and data (including financial, manufacturing, marketing, operations and strategic information), other data (including engineering, scientific and technical information), patent disclosures, patent applications, unpublished findings, know how, techniques, processes, structures, methods, models, specifications, designs, drawings, algorithms, formulae, programs, samples, compositions, biological material, and compounds relating to the same disclosed by the Disclosing Party to the Receiving Party or obtained by the Receiving Party through observation or examination of information or any means of disclosing such Proprietary Information that the Disclosing Party hereto may select to use during the life of this Agreement, but only to the extent that such information is maintained as confidential by the Disclosing Party and is marked or otherwise identified as “Confidential” when disclosed to the Receiving Party. In the case of information given verbally, such Confidential Information must be reduced to written form within 30 days of disclosure and likewise marked “Confidential”.

2.	During the period in which this Agreement is effective and also during the period stated in Section 13 below, each Party is obliged to treat all Confidential Information supplied or disclosed by the Disclosing Party as strictly confidential and secret. Each Party shall use such Confidential Information only for the Purpose and shall safeguard any such Confidential Information as it safeguards its own confidential information and shall refrain from unauthorized use by or disclosing it to third parties or disclosing it in any other way. Furthermore, Parties will ensure every reasonable precaution to prevent the unauthorized disclosure of said Confidential Information.

3.	Parties may only disclose or reveal the Confidential Information to the minimum number of employees of Parties who have a need to know and solely for the Purpose or, with prior written approval of the Disclosing Party, to the minimum of employees of companies associated with the other Party or its advisors who are actually engaged in the execution of activities requiring access to the Confidential Information, on the condition that the Receiving Party has in force an appropriate confidentiality agreement with such advisors and associated company and their employees have signed appropriate agreements requiring them to treat the Confidential Information as strictly confidential, and treat such Confidential Information in accordance with this Agreement.

4.	The Confidential Information of each Party, or any part thereof, whether capable of being copyrighted, patented, or otherwise registered by law, or not, is for the purpose of this Agreement acknowledged by the Receiving Party as being the sole property of the Disclosing Party. Upon termination or expiration as set forth in Section 13 below, or at such earlier time as it appears that the Confidential Information is no longer required, each Party shall, at its own expense, return to the other Party the originals and all copies of such Confidential Information within a reasonable time or, if requested by the Disclosing Party, shall destroy or return the originals and all copies of such Confidential Information and certify to the destruction or return in writing within thirty (30) days of the request thereto. Notwithstanding any contrary foregoing provision, the Receiving Party may retain one copy of Confidential Information in a secure location with appropriately restricted access for evidentiary purposes. The parties acknowledge that it may not be feasible to remove copies of information in electronic systems, such as email and system archives and certain electronic media, and their continued presence shall not be a breach of this obligation so long as such copies are treated as confidential.

5.	The Receiving Party shall not analyze, copy, reverse engineer, or otherwise attempt to derive the composition or underlying information of any Confidential Information.

6.	The Receiving Party shall have no obligations or restrictions with respect to any Confidential Information, which the Receiving Party can prove:

a.	is or has become publicly and generally available or ascertainable prior to, or after the disclosure thereof and in such case through no wrongful act of the Receiving Party; or

b.	is already known to the Receiving Party, as evidenced by written documentation in its files; or

c.	has been lawfully received at any time from a third party that the Receiving Party reasonably believes possesses such information lawfully and has the right to disclose such information; or

d.	has been or is published without violation of this Agreement; or

e.	is independently developed in good faith by employees of the Receiving Party who did not have access to, nor had knowledge of the Confidential Information; or

f.	is approved for release or use by written authorization of the Disclosing Party; or

g.	is required to be disclosed by applicable law, regulations or order of a governmental authority, agency or court of competent jurisdiction provided that the Receiving Party takes reasonable steps to avoid disclosure or minimize its extent and promptly notifies the other Party of such order to provide that Party sufficient time to seek a protective order or other remedy to protect such Confidential Information. The Receiving Party may disclose only the minimum Confidential Information required to be disclosed, whether or not a protective order or other remedy is in place.

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The Confidential Information shall not be deemed to be within one of the foregoing exceptions merely because it is embraced by more general information within the exception. In addition, any combination of features shall not be deemed to be within one of the foregoing exceptions merely because individual features are within the exception but only if the combination itself is within the exception. The Receiving Party shall have the burden of proof in establishing any of the above-mentioned exceptions.

7.	Nothing contained in this Agreement shall be construed as granting or conferring any rights by license or otherwise to the Receiving Party, expressed or implied, for any patent, trademark, copyright, know-how, invention or other intellectual property, discovery or improvement prior to or after the date of this Agreement, whether or not related to the subject matter of the Agreement. All Confidential Information disclosed by one Party to the other shall remain the intellectual property of the Disclosing Party. Furthermore while each Party hereto agrees to act in good faith in disclosing information, which is accurate and adequate for the purpose set forth herein, neither Party provides any warranty as to the accuracy and completeness of the information disclosed by it hereunder.

8.	Nothing in this Agreement may be construed as compelling either Party hereto to disclose any Confidential Information to the other, or to enter into any further contractual relationship relating to the subject matter of this Agreement.

9.	Each Party hereto, to the extent of its right to do so, shall disclose to the other Party only such Confidential Information, which the Disclosing Party deems appropriate to fulfill the objectives of this Agreement. Any information or data in whatever form disclosed by either Party hereto to the other shall be subject to the relevant terms and conditions of this Agreement.

10.	The Receiving Party shall be liable to Disclosing Party for any and all damages suffered by Disclosing Party arising out of or in relation to any breach of the Receiving Party undertakings herein. The Receiving Party understands that any violation of this Agreement may cause immediate and irreparable harm to the Disclosing Party, which monetary damages cannot adequately remedy. Without prejudice to rights and remedies available to the Disclosing Party, Receiving Party agrees that injunctive relief may be sought against it, in order to remedy, or to prevent a violation hereof.

11.	For each and every breach of this Agreement the Disclosing Party shall have the right to seek specific performance and other injunctive and equitable relief.

12.	The execution, existence and performance of this Agreement shall be kept confidential by the Parties hereto and shall not be disclosed by either Party without the prior written consent of the other.

13.	In consideration of the Purpose, Parties shall exchange Confidential Information within one (1) year of signing this Agreement. That if, on whatever grounds, an agreement between Parties would not be entered into, this Agreement shall be terminated automatically after one (1) year and the obligations set forth in this Agreement are continuing and shall survive the termination of any discussions, evaluations, negotiations or this Agreement and remain in full effect for a period of five (5) years from the date of termination. In the event the Parties enter into an agreement related to the Purpose, this Agreement shall continue in full effect until the longer of one (1) year of signing this Agreement or the expiration of such agreement related to the Purpose, and the obligations set forth in this Agreement are continuing and shall survive the termination of this Agreement and remain in full effect for a period of five (5) years from the date of termination.

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14.	The Agreement shall be governed by and construed in accordance with the laws of the State of Arizona, USA, without regard to the conflict of law principles thereof.

15.	None of the terms of this Agreement shall be amended or modified except in writing and signed by persons authorized to bind Parties.

16.	This Agreement shall be binding upon and inure to the benefit of each of the Parties, their successors, legal representatives, and assigns. A Party may assign this Agreement only to a successor of that Party to that portion of its business relating to the subject matter of this Agreement and only after written approval of the contracting Party under this Agreement. However, such assignment shall not relieve said Party of any of the obligations of confidentiality set forth above.

17.	This Agreement may be rendered effective through facsimile or other electronic transmission and/or may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

APTHERA, INC.	Kwangdong Pharmaceuticals, Co., Ltd.

/s/ Robert E. Kennedy	/s/ Bo-Hyung Lee
Signature	Signature

Robert E. Kennedy	Bo-Hyung Lee
Name	Name

CFO	Director, Business Development
Title	Title

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EXHIBIT B

Licensed Intellectual Property

PATENTS

Issued Patents

Patent Number	Title of Patent	Jurisdiction	Filing Date
6,514,942	Methods And Compositions For Stimulating T-Lymphocytes	U.S.	3/14/95
6,096,313	Compositions Containing Immunogenic Molecules and Granulocyte-Macrophage Colony Stimulating Factor, as an Adjuvant	U.S.	2/9/96

Pending Patent Applications

Application Number	Title of Patent	Jurisdiction	Filing Date
10/507,009	Controlled modulation of amino acid side chain length of peptide antigens	U.S.	3/28/05
60/941,524	Vaccine for the Prevention of Breast Cancer Relapse	U.S.	6/1/07
PCT/US08/60044	Vaccine for the Prevention of Breast Cancer Relapse	PCT	4/11/08

TRADEMARKS

U.S. Serial No. 77/107,771 filed February 14, 2007 for the mark “NEUVAX”.